EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Carriage Services, Inc.

We consent to the use of our reports dated February 24, 2005 with respect to the consolidated financial statements and the related financial statement schedule incorporated by reference herein and to the references to our firm under the headings “Selected Historical Financial Information” and “Independent Registered Public Accounting Firm” in the prospectus. Our report on the consolidated financial statements refer to certain accounting policy changes.

/s/ KPMG LLP

Houston, Texas
April 27, 2005